Exhibit 10.21
Outside Director Compensation Package
Cash Compensation
•	All Outside Directors Base Compensation: $35,000 per year, payable quarterly, subject to any applicable local, state or federal withholdings.
•	Audit Committee Chairman: $20,000 per year, payable quarterly, subject to any applicable local, state or federal withholdings. This amount is in addition to the Base Compensation.
•	All Other Committee Chairmen: $10,000 per year for each committee, payable quarterly, subject to any applicable local, state or federal withholdings. This amount is in addition to the Base Compensation.
•	Audit Committee Members (other than Chairmen): $10,000 per year, payable quarterly, subject to any applicable local, state or federal withholdings. This amount is in addition to the Base Compensation.
•	All Other Committee Members (other than Chairmen): $5,000 per year for each committee, payable quarterly, subject to any applicable local, state or federal withholdings. This amount is in addition to the Base Compensation.
•	Partial Years: Directors who are elected other than at the beginning of a calendar year shall be entitled to a pro-rata portion of the applicable cash compensation calculated based on the number months remaining in the year.
Stock Based Compensation
•	Initial Grant upon Election: Option grant of 50,000 shares with a strike price equal to the market value on the date of grant subject to the standard terms and conditions of employee option grants, including vesting provisions.
•	Annual Grant: Option grant of 25,000 shares with a strike price equal to the market value on the date of grant subject to the standard terms and conditions of employee option grants, including vesting provisions. Grant will be made on the anniversary date of the Outside Director’s election to the board of directors.

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